EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the LPL Investment Holdings Inc. 2005 Stock Option Plan for Non-Qualified Stock Options, the LPL Investment Holdings Inc. 2005 Stock Option Plan for Incentive Stock Options, the LPL Investment Holdings Inc. 2008 Stock Option Plan and the LPL Investment Holdings Inc. Advisor Incentive Plan of our report, dated March 31, 2008, relating to the consolidated financial statements of LPL Investment Holdings Inc. appearing in its Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

San Diego, California

June 5, 2008

12